The Principal(R)
          Financial                                       Principal Mutual
          Group                                           Life Insurance Company


April 14, 1997



Board of Directors
Principal Mutual Life Insurance Company
The Principal Financial Group
Des Moines, IA  50392

Directors

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 15 to Registration Statement No. 33-13481 on Form S-6 ("Registration Statement"), which covers premiums expected to be received under Flexible Premium Variable Life Insurance Policies ("Policies") offered by Principal Mutual Life Insurance Company.

In my opinion, the illustrations of accumulated premiums, death benefits, accumulated values and surrender values for the Policies shown in the Appendix to the prospectus included in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of a Policy for male, age 35, than the prospective purchasers of the Policy for females or males at other ages.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely


/s/ LISA FORD

Lisa Ford
Assistant Actuary

LH:cms/9501

Mailing Address: Des Moines, Iowa 50392-0001 (515) 247-5111